Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Kandi Technologies Group, Inc. on Form S-3 (FILE NO. 333-249585), Form S-3 (FILE NO. 333-230495) and S-8 (FILE NO. 333-204459) of our report dated March 30, 2021, with respect to our audits of the consolidated financial statements of Kandi Technologies Group, Inc. as of December 31, 2020 and for the year then ended and our report dated March 30, 2021 with respect to our audit of internal control over financial reporting of Kandi Technologies Group, Inc. as of December 31, 2020 which reports are included in this Annual Report on Form 10-K of Kandi Technologies Group, Inc. for the year ended December 31, 2021.

/s/ Marcum Bernstein & Pinchuk llp

New York, New York

March 15, 2022